Exhibit 99.1

NEWS RELEASE
For Immediate Release	OTCQX: SHWZ

SCHWAZZE TO HOST FIRST QUARTER 2021 CONFERENCE CALL

AND WEBCAST - MAY 13, 2021

First Quarter 2021 Preliminary Revenue Increases 503% to $19.3 Million Compared to $3.2 Million

During the Same Period Last Year

First Quarter 2021 Proforma Revenue was $26.8 Million

Announces Participation in Two Virtual Investor Conferences in May

DENVER, CO – April 29, 2021 -- Schwazze, (OTCQX: SHWZ) ("Schwazze" or “the Company"), announces that it will host a first quarter 2021 conference call and webcast on May 13, 2021 at 4:30 p.m. ET.

Investors and stakeholders may participate in the conference call by dialing (201) 389-0879 or listen to the webcast from the Company's website at https://ir.schwazze.com. The webcast will be available on the Company’s website.

Following their prepared remarks, Chief Executive Officer, Justin Dye and Chief Financial Officer, Nancy Huber will answer investor questions. Investors may submit questions in advance or during the conference call itself through the weblink: http://public.viavid.com/index.php?id=144562. This weblink has been posted to the Company’s website and will be archived on the website. All Company SEC filings can also be accessed on the Company website at https://ir.schwazze.com/sec-filings

Preliminary First Quarter 2021 Revenue

For the first quarter ended March 31, 2021, the Company grew 503%, with revenue of approximately $19.3 million, compared to $3.2 million during the same period in 2020. The increase can largely be attributed to the revenue associated with the acquisition of Mesa Organics completed in April 2020 and Star Buds completed between December 2020 and March 2021. Including the revenue generated from the Star Buds dispensaries assets acquired after January 1, 2021 as if they had been acquired on January 1, 2021; proforma revenue would have been $26.8 million.

The Company remains optimistic regarding the remainder of the year based upon its performance thus far. Integration of Star Buds is proceeding above expectations including the synergies between the operating companies. However, there are a number of challenges from external factors that may have an unknown impact on the overall business, such as Covid-19, government stimulus, and legislation.

The Company will provide an updated 2021 outlook in its upcoming earnings release.

Participation in Virtual Investor Conferences in May

In May the Company will participate in the following virtual investor conferences:

•	Alliance Global Partners - Spring 2021 Consumer Cannabis Conference – May 4, 2021
•	Canaccord Genuity - Cannabis Conference – May 11, 2021

Investors are advised to contact their respective salesperson to schedule a meeting with the Company.

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About Schwazze

Schwazze (OTCQX: SHWZ) is building the premier vertically integrated cannabis company in Colorado and plans to take its operating system to other States where it can develop a differentiated leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices. Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth.

Forward-Looking Statements

This press release contains preliminary financial data for the Company’s fiscal quarter ended March 31, 2021. This preliminary financial data consists of estimates derived from the Company’s internal books and records and has been prepared by, and are the responsibility of, the Company’s management. The preliminary financial data are subject to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the Company’s fiscal quarter ended March 31, 2021 are finalized. Therefore, actual results may differ materially from these preliminary financial data and all of these preliminary financial data are subject to change.

This press release contains “forward-looking statements.” Such statements may be preceded by the words “may,” “will,” “expects,” “estimates”, “predicts,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; (vi) our ability to successfully execute our growth strategy in Colorado and outside the state, (vii) our ability to identify and consummate future acquisitions that meet our criteria, (viii) our ability to successfully integrate acquired businesses and realize synergies therefrom, (ix) the actual revenues derived from the Company’s Star Buds assets, (x) the Company’s ability to generate positive cash flow for the rest of 2021, (xi) the ongoing COVID-19 pandemic, (xii) the timing and extent of governmental stimulus programs, and (xiii) the uncertainty in the application of federal, state and local laws to our business, and any changes in such laws. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors

Raphael Gross, ICR

ir@schwazze.com

203-682-8253

Media

Julie Suntrup, Schwazze

Vice President | Marketing & Merchandising

julie.suntrup@schwazze.com

303-371-0387

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